Exhibit 99.1

Repligen Corporation
41 Seyon Street
RepliGen	Building #1, Suite 100
Waltham, Massachusetts 02453
FOR IMMEDIATE RELEASE	Telephone: 781-250-0111
Telefax: 781-250-0115

CONTACT:

Walter C. Herlihy, Ph.D. President and Chief Executive Officer (781) 250-0111, ext. 2000	Laura Whitehouse Vice President, Market Development (781) 250-0111, ext. 2306

Repligen Reports First Quarter 2006 Financial Results

Company Reports Net Profit of $2.2 M and Operating Profit of $881,000

WALTHAM, MA – July 27, 2005 – Repligen Corporation (NASDAQ: RGEN) today reported results for the first quarter of fiscal year 2006, ended June 30, 2005. Total revenue for the quarter was $4,239,000 compared to total revenue of $2,809,000 for the first quarter of fiscal year 2005, an increase of $1,430,000 or 51%. Total revenue for the first quarter consisted of $4,013,000 of Protein A and SecreFlo™ sales and $226,000 of research revenue. Gross profit from product revenue for the first quarter of fiscal year 2006 was $3,040,000 (76%), compared to $1,676,000 (60%) for the same period in fiscal year 2005. This increase in profit margin was primarily due to increased customer demand, change in product mix and a decreased royalty obligation for SecreFlo™.

Operating expenses for the first quarter of fiscal year 2006 were $3,358,000 compared to $3,551,000 for the first quarter of fiscal year 2005. The net profit for the first quarter of fiscal year 2006 was $2,186,000 and basic and diluted earnings was $.07 per share. The net loss for the first quarter of fiscal year 2005 was $645,000 and basic and diluted net loss was $.02 per share. This quarter the Company recorded as other income $1,169,000 of a previously expensed but disputed royalty obligation that was reversed as a result of the SecreFlo™ settlement in May 2005. Cash and investments as of June 30, 2005 were $24,894,000.

“During the quarter, we reported record product sales and gross profits,” stated Walter C. Herlihy, President and CEO of Repligen. “We remain committed to our strategy to direct the profits from our commercial products toward advancing our pipeline and building a sustainable franchise in neuropsychiatric disease.”

Quarterly Conference Call

Repligen’s President and Chief Executive Officer, Walter C. Herlihy, Ph.D., will host a conference call and webcast on Wednesday July 27th at 11:00 a.m. EDT, to report first quarter fiscal year 2006 financial results and to provide a quarterly update of the Company. This call can be accessed via Repligen’s website at www.repligen.com or you may listen to the live broadcast by calling (866) 831-6224 for domestic calls and (617) 213-8853 for international calls, passcode: 54651562.

About Repligen Corporation

Repligen Corporation is a biopharmaceutical company committed to being the leader in the development of novel therapeutics for profound neuropsychiatric disorders and autoimmune disease. Repligen has a Specialty Pharmaceuticals business comprised of rProtein A™ and SecreFlo™, the profits from which will be used to partially support the development of our proprietary products. Repligen’s corporate headquarters are located at 41 Seyon Street, Building #1, Suite 100, Waltham, MA 02453. Additional information may be requested from www.repligen.com.

-more-

Repligen Reports First Quarter 2006 Financial Results, July 27, 2005

SELECTED FINANCIAL DATA

Operating Statement Data:

	Three-months ended June 30,
	2005	2004
Revenue:
Product revenue	$4,013,000	$2,809,000
Research revenue	226,000	—

Total revenue	4,239,000	2,809,000

Operating expenses:
Research and development	1,190,000	1,389,000
Selling, general and administrative	1,195,000	1,029,000
Cost of revenue	973,000	1,133,000

Total operating expenses	3,358,000	3,551,000

Profit (loss) from operations	881,000	(742,000)
Investment income	136,000	97,000
Other income	1,169,000	—

Net profit (loss)	$2,186,000	$(645,000)

Earnings per share:
Basic	$.07	$(.02)

Diluted	$.07	$(.02)

Weighted average shares outstanding:
Basic	30,094,435	30,054,000
Diluted	30,398,735	30,054,000

Balance Sheet Data:

	June 30, 2005	March 31, 2005
Cash and investments	$24,894,000	$23,841,000
Total assets	28,964,000	27,607,000
Stockholders’ equity	26,476,000	24,290,000

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, statements regarding current or future financial performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance such as the anticipated growth in the monoclonal antibody market and our other target markets and projected growth in product sales, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: the success of current and future collaborative relationships, the market acceptance of our products, our ability to compete with larger, better financed pharmaceutical and biotechnology companies, new approaches to the treatment of our targeted diseases, our expectation of incurring continued losses, our uncertainty of product revenues and profits, our ability to generate future revenues, our ability to raise additional capital to continue our drug development programs, the success of our clinical trials, our ability to develop and commercialize products, our ability to obtain required regulatory approvals, our compliance with all Food and Drug Administration regulations, our ability to obtain, maintain and protect intellectual property rights for our products, the risk of litigation regarding our intellectual property rights, our limited sales and manufacturing capabilities, our dependence on third-party manufacturers and value added resellers, our ability to hire and retain skilled personnel, our volatile stock price, and other risks detailed in Repligen’s filings with the Securities and Exchange Commission. Repligen assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

###